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                                SUBSTITUTED NOTE

$159,783                                                Kankakee, Illinois
                                                        August 4, 1994

         For value received, the undersigned ("Borrower") promises to pay to the order of Pratt & Lambert, Inc. at 75 Tonawanda Street, Buffalo, New York or at such other place as may be designated from time to time by the holder, the sum of One Hundred Fifty-Nine Thousand Seven Hundred Eighty-Three Dollars ($159,783) together with interest thereon at a rate equal to five and six-tenths percent (5.6%) per annum, in lawful money of the United States of America, payable in eleven (11) installments as follows: (i) one (1) installment of principal in an amount equal to the Profit Portion Dividend for 1994 due to the undersigned as provided in Section 6.01(b) and Schedule 6.01(b) of the Agreement and Plan of Merger dated February 25, 1994 by and among Pratt & Lambert, Inc., United Coatings, Inc. and certain shareholders of United Coatings, Inc. to be paid within five (5) days after payment of such Profit Portion Dividend; (ii) nine
(9) installments of interest only commencing on November 4, 1994 and payable on the 4th day of each calendar quarter thereafter to and including November 4, 1996, and (iii) one (1) final installment in an amount equal to the entire then unpaid principal balance of this Substituted Note together with all unpaid interest thereon payable on February 4, 1997.

         If any installment of this Substituted Note is not paid when due, whether because such installment becomes due on a Saturday, Sunday or holiday or for any other reason, Borrower will pay interest thereon at the aforesaid rate until the date of actual receipt of such installment by the holder of this Substituted Note.

         This Substituted Note is secured by the collateral described in that certain Pledge Agreement, of even date herewith, executed and delivered by Borrower to Pratt & Lambert Inc. (the "Pledge Agreement"). All principal and interest under this Substituted Note will become immediately due and payable upon the occurrence of any "Event of Default" as defined in the Pledge Agreement.

         Borrower shall have the right to prepay all or a portion of the principal indebtedness under this Substituted Note, together with interest on the principal so prepaid to the date of such prepayment, without penalty or premium.

         No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

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         No modification, rescission, waiver, release or amendment of any provision of this Substituted Note shall be made except by a written agreement subscribed by Borrower and the holder hereof.

         Borrower hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Substituted Note.

         Borrower agrees to pay all costs and expenses incurred by the holder in enforcing this Substituted Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, actual attorneys' fees and expenses.

         This Substituted Note is in substitution and renewal of, but not payment of, a Promissory Note and Pledge Agreement dated January 1, 1990 between Borrower and United Coatings, Inc., which Promissory Note and Pledge Agreement shall be deemed cancelled upon delivery hereby of Borrower.

         This Substituted Note shall be governed, construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

/s/ JOY F. KNAPP
___________________________
Borrower:  Joy F. Knapp

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